Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 2, 2007 related to the consolidated financial statements of Bally Technologies, Inc. (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the restatement of the consolidated statement of operations, statement of cash flows, and geographic information for the years ended June 30, 2006 and 2005) and of our report on internal control over financial reporting dated November 2, 2007 (which report expresses an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
March 7, 2008